Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire Senior Vice President and Chief Financial Officer 919-862-1000	Mike Freeman Executive Director, Investor Relations and Corporate Communications 919-862-1000

SALIX PHARMACEUTICALS ANNOUNCES

CLINICAL UPDATE CONFERENCE CALL

Dr. Mark Pimentel to Discuss Findings of Investigation of

XIFAXAN® in Treatment of Irritable Bowel Syndrome

RALEIGH, NC, OCTOBER 24, 2005—Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced that the Company will host a conference call at 2:30 p.m. ET (9:30 a.m. Hawaii time) on Monday, October 31, 2005 to provide a forum for Dr. Mark Pimentel, Assistant Professor, Geffen School of Medicine at UCLA, Director, GI Motility Program, Cedars-Sinai Medical Center, Los Angeles, CA and Principal Investigator to discuss the results of a randomized, placebo-controlled, double-blind trial designed to investigate the effectiveness of XIFAXAN® in improving irritable bowel syndrome symptoms.

The Company will host the conference call at 2:30 p.m. ET, on Monday, October 31, 2005. Interested parties can access the conference call by way of web cast or telephone. The live web cast will be available at http://www.salix.com. A replay of the web cast will be available at the same location.

The telephone numbers to access the conference call are (800) 474-8920 (U.S. and Canada) or (719) 457-2727 (international). The access code for the call is 3000914. A replay of the call will be available from 4:30 p.m. ET. The telephone numbers to access the replay of the call are (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international). The access code for the replay is 3000914.

XIFAXAN® (rifaximin) tablets 200 mg is indicated for the treatment of patients (≥12 years of age) with travelers’ diarrhea caused by noninvasive strains of Escherichia coli. XIFAXAN should not be used in patients with diarrhea complicated by fever or blood in the stool or diarrhea due to pathogens other than Escherichia coli. XIFAXAN should be discontinued if diarrhea symptoms get worse or persist more than 24-48 hours and alternative antibiotic therapy should be considered. In clinical trials, XIFAXAN was generally well tolerated. The most common side effects (vs. placebo) were flatulence 11.3% (vs. 19.7%), headache 9.7% (vs. 9.2%), abdominal pain 7.2% (vs. 10.1%) and rectal tenesmus 7.2% (vs. 8.8%).

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 100-member gastroenterology specialty sales and marketing team. Salix markets COLAZAL®, XIFAXAN®, VISICOL®, AZASAN®, ANUSOL-HC® and PROCTOCORT®. A granulated mesalamine product also is under development.

Salix trades on the Nasdaq National Market under the ticker symbol “SLXP.”

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.